Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-8) and related Prospectus of Toast, Inc. for the registration of Class A Common Stock and to the incorporation by reference therein of our report dated April 30, 2021 (except Note 25(b), as to which the date is September 13, 2021), with respect to the consolidated financial statements of Toast, Inc. included in its Registration Statement (Form S-1 No. 333-259104), as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 9, 2021